Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Frontier Airlines Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-140474, 333-13333, 333-31389, 333-42746, 333-83811, and 333-121084) on Form S-8, and registration statements No. 333-86256 and No. 333-128407 on Form S-3 of Frontier Airlines Holdings, Inc. and subsidiaries of our reports dated May 24, 2007, with respect to the consolidated balance sheets of Frontier Airlines Holdings, Inc. and subsidiaries as of March 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and other comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2007, management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2007, and the effectiveness of internal control over financial reporting as of March 31, 2007, which reports appear in the March 31, 2007 annual report on Form 10-K of Frontier Airlines Holdings, Inc.

Our report also refers to the Company’s adoption of SFAS No. 123(R), Share-Based Payment, effective April 1, 2006.

KPMG LLP

Denver, Colorado
May 24, 2007